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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              ---------------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(B) OR 12(G) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                      McDonald & Company Investments, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                                      34-1391950
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(State of Incorporation or Organization)                   (I.R.S. Employer
                                                           Identification no.)

McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio     44114-2603
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(Address of Principal Executive Offices)                             (Zip Code)

If this form relates to the registration   If this form relates to the
of a class of securities pursuant          registration of a class of securities
to Section 12(b) of the Exchange Act       pursuant to Section 12(g) of the
and is effective pursuant to General       Exchange Act and is effective
Instruction A.(c), please check            pursuant to General Instruction
the following box. [ ]                     A.(d), please check the following
                                           box. [ ]


Securities Act registration statement file number to which this form relates:____________________
         (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class               Name of Each Exchange on Which
         to be so Registered               Each Class is to be Registered
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Series A Junior Preferred
Stock Purchase Rights                      New York Stock Exchange
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Securities to be registered pursuant to Section 12(g) of the Act:

                                 Not Applicable
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                                (Title of Class)


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                                (Title of Class)



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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On June 14, 1998, the Board of Directors of McDonald & Company Investments, Inc. (the "Company") approved Amendment No. 2 (the "Amendment") to the Rights Agreement, dated as of November 1, 1995 (the "Rights Agreement"), between the Company and National City Bank, as Rights Agent (the "Rights Agent"). The Company amended the Rights Agreement in connection with the execution of the Agreement and Plan of Merger, dated June 15, 1998, between the Company and KeyCorp (the "Merger Agreement"). The Amendment to the Rights Agreement provides that (i) KeyCorp, and its affiliates and associates, will not be an Acquiring Person (as defined in the Merger Agreement) for purposes of the Rights Agreement by virtue of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby, (ii) the Rights will not be separable, distributable or exercisable, in any way, as a result of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby, and (iii) the Rights Agreement will expire upon the earlier of November 1, 2005 or immediately prior to the time of the consummation of the merger of the Company with and into KeyCorp, as contemplated by the Merger Agreement.

         The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as an exhibit hereto and incorporated herein by reference. Copies of the Rights Agreement, and the related Summary of Rights which is attached as Exhibit C to the Rights Agreement, are available free of charge from the Company.


ITEM 2.  EXHIBITS.

Number            Description
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4.1               Amendment No. 2, dated as of June 15, 1998, to the Rights
                  Agreement, dated as of November 1, 1995, between the Company and National City Bank, as Rights Agent.



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                                    SIGNATURE
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         Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                               McDONALD & COMPANY INVESTMENTS, INC.



                               By:   /s/ Robert T. Clutterbuck
                                   ---------------------------------------
                                   Robert T. Clutterbuck
                                   Treasurer (Principal Financial Officer)


Date:  August 6, 1998



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EXHIBIT INDEX
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Exhibit Number    Description
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4.1               Amendment No. 2, dated as of June 15, 1998, to the Rights
                  Agreement, dated as of November 1, 1995, between the Company and National City Bank, as Rights Agent.











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